Exhibit 21.1

List of Subsidiaries

Name	State of Incorporation or Formation
Stripes Holdings LLC	Delaware
Susser Holdings, L.L.C.	Delaware
Susser Finance Corporation	Delaware
APT Management Company, L.L.C.	Texas
Applied Petroleum Technologies, Ltd.	Texas
Stripes LLC	Texas
Susser Petroleum Company LLC	Texas
T&C Wholesale, Inc.	Texas
GoPetro Transport LLC	Texas
Stripes Acquisition LLC	Texas
TCFS Holdings, Inc.	Texas
Town & Country Food Stores, Inc	Texas
Corpus Christi Reimco, LLC	Texas
C&G Investments, LLC	Delaware
Cash & Go Management, LLC	Texas
Cash & Go, Ltd.	Texas
Susser Company, Ltd.	Texas